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        Suite 2000
        1211 South West Fifth Avenue
        Portland, OR 97204


                                                                   Exhibit 23.1





                        Independent Auditor's Consent



The Board of Directors and Stockholders
Mentor Graphics Corporation


We consent to the incorporation by reference herein of our reports dated January 23, 2003, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2002, which reports appear in the December 31, 2002 annual report on Form 10-K of Mentor Graphics Corporation, and to the reference to our Firm under the heading "Experts" in the prospectus.


                                                /s/ KPMG LLP



Portland, Oregon
July 24, 2003